Exhibit 3.1

COMPANIES (JERSEY) LAW 1991 (the “Law”)

MEMORANDUM OF ASSOCIATION

OF

HENDERSON GROUP PLC

(the “Company”)

a par value limited company

1.                                      INTERPRETATION

Words and expressions contained in this Memorandum of Association have the same meanings as in the Law.

2.                                      COMPANY NAME

The name of the Company is Henderson Group Plc.

3.                                      TYPE OF COMPANY

3.1                               The Company is a public company.

3.2                               The Company is a par value company.

4.                                      NUMBER OF SHARES

The share capital of the Company is £274,363,847 divided into 2,194,910,776 shares of £0,125 each.

5.                                      LIABILITY OF MEMBERS

The liability of a member arising from the holding of a share in the Company is limited to the amount (if any) unpaid on it.